Agreement
                                      by and among
                            CKS Group, Inc. ("Parent"),
                           CKS Group (Europe) GmbH ("Sub"),
                CKS Holding Deutschland GmbH (the "Company"), and
 Messrs. Michael Poliza, Michael Rene Schopf, Peter Wernstedt, Detlef Schmuck, Roland Tetzlaff, Peter Rohwer, Hans Hermann Munchmeyer, Hannover Finanz GmbH
 Beteiligungen und Kapitalanlagen and Commerz Unternehmensbeteiligungs-AG

 (such individuals and entities being hereinafter referred to collectively as the "Company Shareholders", and each of them individually, as a
                                  "Company Shareholder")

        Preamble

The above parties hereto are parties to a certain Share Acquisition agreement dated January 8, 1997 as amended by a further agreement captioned "Amendment No. 1 to the Share Acquisition Agreement" of March 10, 1997, such Share Acquisition Agreement so amended hereinafter being referred to as the "Original Agreement". The parties now agree to modify their legal relationships as established by the Original Agreement as follows:

        Contractual Agreements

1.      Termination of Obligations Under Original Agreement.

Any obligations of the parties under the Original Agreement shall lapse to the extent such obligations have not been fulfilled prior to the execution hereof (hereinafter the "Amendment Date") and except as set forth in Clauses 2 et seqq.
below. The termination of obligations hereunder shall be effective as of the Amendment Date and shall include any and all covenants and guarantees undertaken by the parties in the Original Agreement.

2.      Non-compete to Continue.

The obligations of the Company Shareholders under Section 5.2 of the Original Agreement (Covenant Not to Compete or Solicit) shall continue to be effective beyond the Amendment Date pursuant to the terms of such Section 5.2.

2a.     Guarantees as to Taxes and Social Security Dues.

The guarantees of the Company Shareholders as to taxes and social security dues as provided in the Original Agreement shall continue to be effective beyond the Amendment Date pursuant to the terms of Section 7.1 of the Original Agreement.

2b.     Confidentiality.

Section 5.4 of the Original Agreement shall continue to be in effect.


3.      Fixed Payment of DM11,109,600.

Sub shall pay to the Company Shareholders DM 11,109,600 in cash by transfer to a bank account to be indicated to Sub by Dr. Peter Versteegen (hereinafter the "Versteegen Account"), such payment to be received on the Versteegen Account no later than on the third business day following the execution hereof.

4.      Contingent Payment of DM 540,000.

In addition, Sub shall, on September 20, 1998, pay to the Versteegen Account in cash another DM 540,000 less the amount by which the total Pretax Income for the period starting March 1, 1998 and ending August 31, 1998 shall be less than DM2,132,000, provided that

(i) Pretax Income shall have the meaning ascribed to such term in the Original Agreement,

(ii)    Pretax Income, absent agreement between Parent and Hans
Hermann Munchmeyer as to the amount of Pretax Income before September 16, 1998, shall be determined under the procedure set forth in Section 1.8(b) of the Original
Agreement provided that Hans Hermann Munchmeyer shall be deemed the Shareholder Representative as such term is used in such section.

5.      Details as to Payments.

Any payments to be made hereunder shall be made net of any fees or any other charges by any bank involved in such payments. Any payments to be made hereunder shall bear interest from the date on which such payments are supposed to be received at a rate of 8% on the amount outstanding from time to time.

6. Agreement Contingent on Aspri Sale.

The parties shall cause Prisma Holding GmbH and CKS Holding Deutschland GmbH to enter into a notarized agreement as to the sale by Prisma Holding GmbH to CKS Holding Deutschland GmbH of all of the shares in Aspri Trading GmbH at a purchase price of DM 540,000 in cash, which agreement shall substantially be in the form of Exhibit 1.

7.      Purchase of Aspri Services.

The parties shall cause Prisma Holding GmbH and Aspri Trading GmbH to enter into a contract under which Prisma Holding GmbH shall agree to purchase (and/or cause its subsidiaries to purchase) MIS and database services from Aspri Trading GmbH for a period running two years from the Assignment Date as in the sale agreement as in clause 6 above provided that (i) the value of the services so to be purchased by Prisma Holding GmbH (or caused to be purchased by its subsidiaries) shall be at least DM 1,300,000 in the first year thereafter and at least
DM 1,000,000 in the second year thereafter and (ii) such contract to be entered into between Prisma Holding GmbH and Aspri Trading GmbH shall substantially be in the form set forth in Exhibit 2.

8.      Restatement of Solo Agreement.

The parties shall cause the Service Agreement dated March 10, 1997 between CKS Realtime Sales- and Marketing-Services GmbH (formerly "UpToDate Service- und Vertriebsgesellschaft mbH") and e.com Trade Services GmbH (formerly "UTD Software-Logistics GmbH") to be amended to read as set forth in Exhibit 3 hereto.

9.      Loan to Solo.

The Company Shareholders shall cause Prisma Holding GmbH to grant a credit facility to e.com Trade Services GmbH pursuant to the terms of the Loan Agreement attached hereto as Exhibit 4 and not to amend or terminate such without the consent of the Company (subject to the automatic expiry of the Loan Agreement under its clause 4).

10.     Guarantee by Parent to Continue.

The Company herewith guarantees all obligations of Sub pursuant to this Agreement provided that the Company Shareholders shall not be required to take legal action against Sub before enforcing their claim under this guarantee.

11.     General Provisions of Original Agreement to Continue.

Article IX of the Original Agreement (General Provisions) shall apply to this Agreement provided that

 (i) communications directed to the Company Shareholders shall be sent to Hans Hermann Munchmeyer, Stubbenhuk 7, 20459
Hamburg, Germany, telephone no. 370354-0, facsimile no.
370354-10 with a copy to Bruckhaus Westrick Heller Lober,
Alsterarkaden 27, 20354 Hamburg, Germany, Attention: Dr.
Peter Versteegen, telephone no. 36 90 6-206, facsimile no.
36 90 6-155, and

(ii) this Agreement has been executed in two originals and each party shall receive a simple copy thereof.

12.     Prisma Successors.

This Agreement shall be binding on all successors of Prisma including any entity which purchases all or a majority of Prisma's assets, including the shares or assets of any of Prisma's subsidiaries.

Hamburg, this 27th day of April 1998

Read, approved and signed:

/s/ Robert T. Clarkson                          /s/  Peter Versteegen